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As filed with the Securities and Exchange Commission on October 4, 2007

Registration No. 333-146113

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

POST EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	20-4552341 (I.R.S. Employer Identification No.)

611 Bollinger Canyon Road, Suite 200
San Ramon, California 94583
Telephone: (925) 866-1100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jack Pearlstein
Chief Financial Officer
Solera Holdings, Inc.
Bollinger Canyon Road, Suite 200
San Ramon, California 94583
Telephone: (925) 866-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dennis M. Myers, P.C. Gregory C. Vogelsperger Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Telephone: (312) 861-2000	Steven B. Stokdyk Michael E. Sullivan Latham & Watkins LLP 633 West Fifth Street, Suite4000 Los Angeles, California 90071 Telephone: (213) 485-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-146113

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(d) UNDER THE SECURITIES ACT.

EXPLANATORY NOTE AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        This Post Effective Amendment No. 1 to Registration Statement includes the registration statement facing page, this page, the signature page, an exhibit index and an opinion of counsel regarding the legality of the securities being registered. This Post Effective Amendment No. 1 relates to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-146113), initially filed by the Registrant on September 17, 2007 and declared effective by the Securities and Exchange Commission on October 3, 2007. The Registrant is filing this Post Effective Amendment No. 1 for the sole purpose of adding an exhibit to the to the Registration Statement on Form S-1, as amended (File No. 333-146113). Pursuant to Rule 462(d), the contents of the Registration Statement on Form S-1, as amended (File No. 333-146113), including the exhibits and the power of attorney thereto, are incorporated by reference into this Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Solera Holdings, Inc. has duly caused this Post Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California on October 3, 2007.

SOLERA HOLDINGS, INC.
By:	/s/ TONY AQUILA Name: Tony Aquila Title: President and Chief Financial Officer

* * * *

        Pursuant to the requirements of the Securities Act, this Post Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on October 3, 2007.

Signature	Title

/s/ TONY AQUILA Tony Aquila	President, Chief Executive Officer and Director (principal executive officer)
/s/ JACK PEARLSTEIN Jack Pearlstein	Chief Financial Officer, Secretary and Treasurer (principal financial and accounting officer)
* Philip A. Canfield	Director
* Craig A. Bondy	Director
* Garen Staglin	Director
* Roxani Gillespie	Director
* Jerrell W. Shelton	Director
* Stuart J. Yarbrough	Director
*By:	/s/ JACK PEARLSTEIN Jack Pearlstein Attorney-in-Fact

EXHIBIT INDEX

        All exhibits filed with or incorporated by reference in Registration Statement No. 333-146113 are incorporated by reference into, and shall be deemed part of, this registration statement, except the following, which is filed herewith:

Exhibit No.	Description
5.1	Opinion of Kirkland & Ellis LLP.

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EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SIGNATURES
EXHIBIT INDEX